SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FUEL TECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FUEL TECH, INC.
Annual Meeting of Stockholders
May 19, 2011
Supplement to the Proxy Statement dated April 5, 2011
This supplement to the proxy statement dated April 5, 2011 relates to the proxy being solicited by the Board of Directors of Fuel Tech, Inc. (the “Company”) for the 2011 annual meeting of stockholders of the Company to be held on Thursday, May 19, 2011 at 10:00 a.m. local time at the Company’s corporate headquarters, located at 27601 Bella Vista Parkway, Warrenville, Illinois 60555. The proxy statement for the annual meeting was first mailed to stockholders on or about April 8, 2011.
Subsequent to mailing of the proxy statement, on May 10 2011, the Company engaged BNY Mellon Shareowner Services, LLC (“BNY Mellon”) to assist in the solicitation of proxies for the annual meeting as our proxy solicitor. The Company expects that it will pay BNY Mellon a base fee of approximately $10,000 plus fees for additional solicitation services, as needed. The Company has also agreed to reimburse BNY Mellon for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify BNY Mellon against certain losses, costs and expenses.